EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

The parties to this Transition and Separation Agreement (this "Agreement") are Terry Michaelson ("Employee") and Craft Brew Alliance, Inc. (the "Company").  This Agreement is effective as of January 1, 2014 (the "Effective Date").

RECITALS

A.	Employee is employed by the Company pursuant to a letter agreement dated March 29, 2010 (the "Employment Letter").

B.	The Company wishes to terminate Employee's employment with the Company effective December 31, 2014 (the "Termination Date").

C.	The Company and Employee wish to provide for the smooth transition of Employee's duties and responsibilities.

AGREEMENT

The Company and Employee agree as follows:

1.	Except as otherwise provided in this Agreement, the terms and provisions of the Employment Letter will continue to apply to Employee's employment with the Company. Nothing in this Agreement shall be considered grounds for a "good reason" termination by Employee under the Employment Letter.

2.	Unless earlier terminated, Employee's employment with the Company will end on the Termination Date. The Company will pay Employee all earned and unpaid wages and all unused Paid Time Off accrued through the Termination Date as provided in the Employment Letter. The Company will accomplish this payment by mailing to Employee a check for such amounts to the home address he has on record with the Company. Employee recognizes that the payment will be less regular deductions and withholdings.

3.	As of the Effective Date, Employee's title will be Senior Advisor.

4.	From the Effective Date through June 30, 2014, Employee will be available to work full time for the Company on projects assigned to him by the Board or Chief Executive Officer. From July 1, 2014, through the Termination Date, Employee will be available to provide services for the Company when and as requested.

5.	As of the Effective Date, Employee's annual base rate of salary will be $346,000. Employee shall not be entitled to any new equity grants or a cash incentive bonus with respect to services performed after December 31, 2013.

6.	Employee's termination under this Agreement on the Termination Date will be treated as a termination by the Company other than "for cause" under the Employment Letter, and Employee will be entitled to the severance and other benefits provided for in the Employment Letter on the terms set forth therein; provided, however, that (A) for purposes of this Agreement and the Employment Letter, in addition to the grounds for termination "for cause" specified in the Employment Letter, a breach of this Agreement by Employee, including without limitation any failure to perform work or tasks assigned to Employee in a time and manner reasonably acceptable to the Company, will be grounds for a "for cause" termination by the Company and (B) for a termination on the Termination Date (or an earlier termination by the Company other than "for cause"), the period for the continuation of health benefits shall be 36 months (or in the event of a termination by the Company other than "for cause" prior to the Termination Date, through the Termination Date and 36 months thereafter) and payment thereof may be satisfied by payment of COBRA premiums on Employee's behalf or, for any period when COBRA is not available to Employee, cash payments to Employee in an amount equal to the periodic COBRA or health insurance premium last made on Employee's behalf, with a lump sum payment of all remaining health benefits on December 31, 2016.

7.	As set forth in the Employment Letter, if Employee becomes employed by or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, LLC, Employee's severance benefits will terminate as of the effective date of such employment or association.

8.	In addition to the severance benefits provided for in the Employment Letter, if Employee's employment continues until the Termination Date, or Employee is terminated by the Company other than "for cause" prior to the Termination Date, Employee will continue to be eligible for the Performance Award payable pursuant to the Performance Award Agreement between Employee and the Company dated effective May 14, 2012 (the "Continuing Award"), subject to the modifications set forth below, notwithstanding that Employee's employment will have terminated prior to the "Vesting Date" set forth in the agreement granting the Continuing Award. The Continuing Award is hereby modified such that it will be settled in cash no later than March 14, 2015, with the cash payment equal to 92 percent of the product of the number of shares otherwise issuable with respect to the Continuing Award and the closing share price of the Company's common stock on March 13, 2015. Payment of the Continuing Award with respect to a performance goal continues to be subject to the written determination of the administrator of the Continuing Award after January 1, 2015, that the Company has achieved (A) with respect to the 3-Year Net Sales goal at least 92.78 percent of the specified performance goal and (B) with respect to the 3-Year Adjusted EBITDA goal at least 84.38 percent of the specified performance goal, and the respective portion of the Continuing Award is forfeited if such goal is not met. Additionally, in the event that (A) Employee's severance benefits are terminated pursuant to Paragraph 7 above prior to the payment of the Continuing Award or (B) Employee fails to execute the general release of claims contemplated in the Employment Letter within 30 days following the Termination Date (provided that such release will not require Employee to release the Company from any claims arising out of this Agreement), all of Employee's rights with respect to the Continuing Award will be forfeited.

9.	The Company will not contest any application by Employee for unemployment benefits based on a termination on the Termination Date.

10.	If the Company receives a reference request from a prospective employer of Employee, the Company will disclose only Employee's dates of employment and the last position held with the Company.

11.	Employee will make no negative or disparaging oral or written remarks or statements of any nature whatsoever about the Company, its officers, directors, or employees, or its products to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site.

12.	Employee acknowledges and reaffirms Employee's continuing obligations under any Confidentiality Agreement that Employee entered into in connection with Employee's employment with the Company, and Employee will strictly comply with the terms of the Confidentiality Agreement.

13.	Except as otherwise provided in this Agreement and the Employment Letter, including without limitation Paragraph 12 above, this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement.

14.	The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Agreement, and that this Agreement has been executed voluntarily.

15.	The severance and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of being either "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.

16.	If any litigation, suit, or proceeding is instituted to enforce, interpret, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, its attorneys’ fees and costs at trial, any appeal, collection of the award, or the enforcement of any order.

EMPLOYEE	CRAFT BREW ALLIANCE, INC.

/s/Terry Michaelson	By	/s/Kurt R. Widmer
Terry Michaelson	Name:	Kurt Widmer
Date: December 16, 2013	Title:	Chairman of the Board
	Date:	December 16, 2013